Exhibit 10.7

KEYPATH EDUCATION INTERNATIONAL, INC.

RESTRICTED SHARES AWARD AGREEMENT

This Restricted Shares Award Agreement (this “Agreement”), dated as of April 30, 2021, is entered into by and between Keypath Education International, Inc. (the “Company”), and Steve Fireng (“Participant”), relating to Restricted Shares. Capitalized terms used that are not otherwise defined as first used herein shall have the meaning ascribed to such terms in Section 26 of this Agreement.

WHEREAS, on or around June 2, 2021, although this date is subject to change, the Company is expected to be admitted to the official list of the ASX through an initial public offering (“IPO”);

WHEREAS, trading of interests in the Company on the ASX will take place through CDIs (each, a “Keypath CDI”) with each Keypath CDI representing one (1) share of Common Stock;

WHEREAS, shortly prior to admission of the Company to the official list of the ASX, on “Completion” in respect of the IPO, a restructuring will take place involving (i) the Company becoming the holding company of the Keypath Education group, (ii) cancellation of various third party interests in the Keypath Education group and (iii) restructuring of incentive awards in Keypath Education Holdings, LLC;

WHEREAS, the Company and Participant desire to enter into this Agreement in order to grant shares of Common Stock of the Company to be held by Participant in the form of Keypath CDIs on and subject to the restrictions set out in this Agreement (“Restricted Shares”) to Participant on the date of Completion (“Date of Grant”);

WHEREAS, the IPO and the details in this Agreement are confidential and there is no guarantee that the IPO will take place; and

WHEREAS, if Completion does not take place, the Restricted Shares described in this Agreement will not be granted.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant of Restricted Shares to be held as Keypath CDIs. On and subject to Completion, the Company will grant to Participant an amount of Restricted Shares to be held by Participant in the form of Keypath CDIs, subject to the terms of Section 2 hereof (the “Restricted Shares Award”). The amount of Restricted Shares subject to the Restricted Shares Award will be calculated in the manner set forth in that certain letter agreement to which you and Keypath Education Holdings, LLC are parties, dated as of April 25, 2021 (the “Letter Agreement”), and the amount of such Restricted Shares will be communicated to you within ten (10) days of Completion by means of that certain Keypath CDIs Supplemental Letter, substantially in the form attached to the Letter Agreement as Exhibit B thereto. Participant will take such steps as required by the Company, and authorizes the Company to take such steps on behalf of Participant, to effect the delivery of Keypath CDIs to Participant. Participant agrees not to transmute Keypath CDIs to shares of Common Stock while those shares would be Restricted Shares. The Company shall have and hold all rights in CDIs in respect of Restricted Shares and Unrestricted Shares (as defined below) that the Company holds in respect of those shares (including rights to effect the forfeiture of Restricted Shares, and therefore will have a similar right to forfeit CDIs in respect of those Restricted Shares).

2. Vesting of Restricted Shares; Restricted Period.

(a) The Restricted Shares Award shall have a restricted period, which shall lapse in accordance with this Agreement (each date, a “Vesting Date”) as follows: (i) twenty-five percent (25%) of the Restricted Shares Award shall lapse and become vested on October 12, 2021 (the “First Vesting Date”), and (ii) the remaining seventy-five percent (75%) shall lapse and become vested ratably on a monthly basis during the three year period beginning on the First Vesting Date, such that 100% of the Restricted Shares Award shall lapse and become vested on the third anniversary of the First Vesting Date. On each applicable Vesting Date, the applicable number of Restricted Shares shall become free of the restrictions set forth in this Agreement (“Unrestricted Shares”), but only to the extent Participant remains continuously employed by or in the continuous service of the Company or any Affiliate between the Date of Grant and each such Vesting Date.

(b) Any portion of the Restricted Shares Award which has not yet become Unrestricted Shares as of the date of the termination of Participant’s employment or service with the Company shall be automatically forfeited to the Company in accordance with this Agreement, and shall be of no further force or effect.

(c) If Participant is employed by the Company or an Affiliate at the time of a Change in Control, one hundred percent (100%) of the Restricted Shares Award shall become Unrestricted Shares immediately upon such Change in Control.

3. Restrictions on Transferability.

(a) No portion of the Restricted Shares Award or any interest therein may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate. Notwithstanding the foregoing, but only if permitted by an escrow agreement binding the Participant as referred to in Section 4, the Board may, in its sole discretion, permit the Restricted Shares Award (in whole or in part) to be transferred by Participant, without consideration, to a Permitted Transferee, subject to such rules as the Board may adopt consistent to preserve the purposes of this Section 3(a); provided that Participant gives the Board advance written notice describing the terms and conditions of the proposed transfer, and the Board notifies Participant in writing that such a transfer would comply with the requirements of this Section 3(a). In the event the Restricted Shares Award is transferred in accordance with this Section 3(a), each provision in this Section 3(a) shall apply to the Permitted Transferee, and any reference in this Agreement, to Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer the Restricted Shares Award, other than by will or the laws of descent and distribution; (B) the Board or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to Participant under this Agreement or otherwise; and (C) the consequences of the termination of Participant’s employment by, or services to, the Company or an Affiliate under the terms of this Agreement shall continue to be applied with respect to Participant.

(b) All Unrestricted Shares shall be transferable, provided, however, that Participant agrees that any such transfer of Unrestricted Shares shall be subject to the provisions of the stockholders agreement or similar other agreement(s) or arrangement(s) as the Board reasonably determines, and executed in accordance with all applicable federal, state, local or non-U.S. securities laws, and it shall be a condition of any transfer of Unrestricted Shares that Participant provide to the Company, upon request, an opinion of counsel reasonably satisfactory to the Company that such transfer is exempt from all applicable federal, state, local or non-U.S. securities registration requirements, or in lieu thereof, evidence satisfactory to the Company that the Unrestricted Shares being transferred have been so registered (to the extent required).

(c) As determined by the Board, in its sole discretion, each certificate representing Restricted Shares awarded under this Agreement shall bear a legend in the form and containing such information as the Board determines appropriate until the lapse of all restrictions with respect to such Restricted Shares.

4. Stock Issuance, Restrictions and Escrow. Participant and the Company acknowledge that they have entered into, concurrently with or prior to this Agreement, an escrow agreement which restricts Participant’s ability to deal in Keypath CDIs (or the shares underlying those Keypath CDIs) on and subject to the terms of that escrow agreement and that nothing in that escrow agreement affects or limits the terms of this Agreement except that to the extent any Restricted Shares fail to become Unrestricted Shares pursuant hereto, the Company shall cancel any portion of the Restricted Shares forfeited by Participant pursuant to the terms of this Agreement.

5. Tax Matters. Within thirty (30) days after the Date of Grant, Participant shall make an effective election (the “Election”), with the Internal Revenue Service under Section 83(b) of the Code, and the regulations promulgated thereunder in the form of Appendix A attached hereto. Participant shall promptly provide the Company with a copy of the Election. Participant understands that he is responsible for the tax consequences relating to the receipt of the Restricted Shares Award. Participant acknowledges that no representative or agent of the Company or any Affiliate has provided him with any tax advice of any nature, and Participant has had the opportunity to consult with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

6. Restrictive Covenants. The Company and Participant acknowledge and agree that any restrictive covenants, including without limitation those set forth in Participant’s employment or similar agreement with the Company or one of its Affiliates (to the extent Participant has entered any such agreement w ith the Company or one of its Affiliates), are a material inducement to the Company entering into this Agreement with Participant, are incorporated herein by reference, and shall survive termination of this Agreement for so long as necessary to give full effect thereto.

7. Rights of Participant. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any of its Affiliates to terminate Participant’s employment or engagement at any time (with or without Cause), or confer upon Participant any right to continue to be employed or engaged by the Company or any Affiliate for any period of time or to continue Participant’s present (or any other) rate of compensation or benefits.

8. Withholding of Taxes. The Company and its Affiliates shall have the right to deduct from all amounts paid to Participant in cash any amount of taxes required by law to be withheld in respect of the Restricted Shares as may be necessary in the opinion of the Board to satisfy tax withholding required under the laws of any country, state, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. The Company may require the recipient of the Restricted Shares to remit to the Company an amount in cash sufficient to satisfy the amount of taxes required to be withheld as a condition to the release of the restrictions upon vesting of the Restricted Shares. The Board may, in its discretion, require Participant, or permit Participant to elect, subject to such conditions as the Board shall impose, to meet such obligations by having the Company sell the least number of whole Restricted Shares having a Fair Market Value sufficient to satisfy all or part of the amount required to be withheld. The Company may defer delivery of, or the release of the restrictions applicable to, the Restricted Shares until such requirements are satisfied.

9. Changes in Capital Structure and Similar Events.

(a) Effect of Certain Events. In the event of (i) any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including a Change in Control) that affects the shares of Common Stock, or (ii) unusual or nonrecurring events (including a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law , such that in either case an adjustment is determined by the Board, in its sole discretion, to be necessary or appropriate, then the Board shall make any such adjustments in such manner as it may deem equitable, including any or all of the following, but at all times subject to the Listing Rules:

i. adjusting the terms of the Restricted Shares Award;

ii. providing for a substitution or assumption of the Restricted Shares Award, accelerating the exercisability of, lapse of restrictions on, or termination of, the Restricted Shares Award or providing for a period of time for exercise prior to the occurrence of such event;

iii. canceling the Restricted Shares Award or portion thereof and causing to be paid to Participant, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of the Restricted Shares Award, if any, as determined by the Board (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event); provided, however, that in the case of any “equity restructuring” (within the meaning of FASB Accounting Standards Codification Topic 718) or any successor rule, the Board shall make an equitable or proportionate adjustment to the Restricted Shares Award to reflect such equity restructuring. The Company shall give Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes; and

iv. making any other adjustments to the Restricted Shares Award in accordance with, or required by, the Listing Rules and notwithstanding any other provision of this Agreement, the Restricted Shares Award, Restricted Shares and Keypath CDIs must not be dealt if to do so would contravene the Listing Rules and the rights of the parties in respect thereof will be amended by the Board, without the consent of the Participant, and the Board will take any steps it deems prudent or necessary, to comply with the Listing Rules.

(b) No Effect on Authority of the Board or Stockholders. The existence of this Agreement and the Restricted Shares Award granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

10. Amendment. Without limiting Section 9 hereof, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by both parties.

11. 280G. If any payment or right accruing to Participant under this Agreement (without the application of this provision) either alone or together with other payments or rights accruing to Participant from the Company and its Affiliates would constitute an “excess parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Agreement being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code; provided, however, that the foregoing shall not apply to the extent expressly provided otherwise in any other written agreement to which Participant and the Company or any of its Affiliates are bound that explicitly provides for an alternate treatment of payments or rights that would constitute “excess parachute payments.” The determination of whether any reduction in the rights or payments under this Agreement is to apply shall be made by the Board, and such determination shall be conclusive and binding on Participant. Participant shall cooperate with the Board in making such determination and providing information that the Board determines is necessary or appropriate for these purposes.

12. Successors and Assigns. Except as otherwise expressly provided herein, the obligations of the Company under this Agreement shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization of the Company.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or entity or the Restricted Shares Award, or would disqualify the Restricted Shares Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Restricted Shares Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or entity or the Restricted Shares Award and the remainder of this Agreement shall remain in full force and effect.

14. Counterparts and Delivery by Facsimile or Email. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, and, to the extent signed and delivered by means of a facsimile machine or email (including by an attachment thereto (e.g., PDF)), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email (including by an attachment thereto (e.g., PDF)) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by email as a defense to the formation of a contract and each such party forever waives any such defense.

15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. Construction; Determinations. This Agreement is, in all respects, limited by and subject to the express provisions of this Agreement, as amended from time to time. The interpretation and construction by the Board of this Agreement and any such rules and regulations adopted by the Board for purposes of administering this Agreement, shall be final, conclusive and binding upon Participant and all other Persons. The descriptive headings of the sections of this Agreement are for convenience only and do not constitute a part of this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to sections shall be construed to refer to sections of this Agreement unless otherwise noted.

17. Governing Law. Any issues, disputes or claims arising out of or in connection with this Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law s of any jurisdiction other than the State of Delaware.

18. Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: General Counsel, and, if to Participant, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to Participant may be made by electronic means, including by electronic mail to Participant’s Company-maintained electronic mailbox, and Participant hereby consent to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, Participant shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

19. WAIVER OF JURY TRIAL. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

20. Termination of Employment/Service. Unless determined otherwise by the Board at any point following such event, service shall not be considered terminated in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Participant, or (iii) any change in status as long as Participant remains in the service of the Company or an Affiliate in any capacity of employee, manager or consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

21. Government and Other Regulations/Limitations.

(a) This Agreement is intended to be a “compensatory benefit plan” within the meaning of such term under Rule 701 of the Securities Act. The grant of the Restricted Shares Award pursuant to this Agreement is intended to qualify for an exemption from the registration requirements under the Securities Act pursuant to Rule 701 and under analogous provisions of applicable state securities laws (collectively, the “Registration Exemptions”). In the event that any provision of this Agreement would cause the Restricted Shares Award granted pursuant to this Agreement to not qualify for the Registration Exemptions, this Agreement will be deemed to be amended automatically to the extent necessary to cause the Restricted Shares Award to qualify for the Registration Exemptions.

(b) The obligation of the Company to settle the Restricted Shares Award in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of this Agreement to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to the Restricted Shares Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under this Agreement. The Board shall have the authority to provide that all certificates for shares of Common Stock or other securities of the Company or any Affiliate delivered under this Agreement shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under this Agreement, the federal securities law s, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in this Agreement to the contrary, the Board reserves the right to add any additional terms or provisions to the Restricted Shares Award that it in its sole discretion deems necessary or advisable in order that the Restricted Shares Award complies with the legal requirements of any governmental entity to whose jurisdiction the Restricted Shares Award is subject.

(c) The Board may toll the exercise or settlement of the Restricted Shares Award or any portion thereof if it reasonably determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of shares of Common Stock to Participant, Participant’s acquisition of shares of Common Stock from the Company and/or Participant’s sale of shares of Common Stock to the public markets, illegal, impracticable or inadvisable.

22. Nonexclusivity of this Agreement. The adoption of this Agreement by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity or equity-based awards, and such arrangements may be either applicable generally or only in specific cases.

23. Relationship to Other Benefits. No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

24. Section 409A. This Agreement and the Restricted Shares Award granted hereunder is intended to comply with, or be exempt from, the requirements of Section 409A of the Code. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed by Section 409A of the Code or any damages relating to any failure to be exempt from Section 409A of the Code.

25. Data Privacy. Except as prohibited by applicable law (including, as applicable, foreign laws), the receipt by Participant of the Restricted Shares Award and the benefits thereunder may be conditioned on Participant acknowledging and consenting to the collection, use and transfer, in electronic or other form, of personal data as described in this subsection by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in this Agreement. The Board may, from time to time and at any time, require Participant to execute consents or similar agreements providing for such collection, use and transfer, in a manner consistent with applicable law (including, as applicable, foreign laws). Subject to applicable law (including, as applicable, foreign laws), the Company and its Affiliates may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of Common Stock held in the Company or any of its Affiliates and Affiliates, and details of the Restricted Shares Award, in each case, for the purpose of implementing, managing and administering this Agreement and the Restricted Shares Award (the “Data”). Subject to applicable law (including, as applicable, foreign laws), the Company and its Affiliates may transfer the Data among themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in this Agreement, and the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company and its Affiliates in the implementation, administration and management of this Agreement. These recipients may be located in Participant’s country, or elsewhere, and Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of the Restricted Shares Award, subject to applicable law (including, as applicable, foreign laws), Participant authorizes and shall authorize upon request such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in this Agreement, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or its Affiliates, or Participant, may elect to deposit any Common Stock. The Data related to Participant will be held only as long as is necessary to implement, administer, and manage Participant’s participation in this Agreement. Subject to applicable law (including, as applicable, foreign laws), Participant may, at any time, view the Data held by the Company or its Affiliates with respect to Participant, request additional information about the storage and processing of the Data with respect to Participant, recommend any necessary corrections to the Data with respect to Participant or refuse or withdraw the consents set forth in this Agreement in writing, in any case without cost, by contacting his or her local human resources representative.

26. Definitions. In addition to the capitalized terms defined throughout this Agreement, the following capitalized terms shall have the corresponding meanings set forth in this Section 26:

(a) “Affiliate” means any parent or direct or indirect subsidiary of the Company.

(b) “ASX” means ASX Limited ACN 008 624 691, or the market it operates, as the context requires.

(c) “Beneficial Owner” has the meaning given to such term in Rule 13d-3 of the Exchange Act.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (i) the Company or an Affiliate having “cause” to terminate Participant’s employment or service, as defined in any employment or consulting agreement or similar services agreement between Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment, consulting, or similar services agreement (or the absence of any definition of “Cause” contained therein), Participant’s (A) material breach of his or her obligations under any agreement or arrangement entered into with the Company or its Affiliates (which remains uncured (to the extent the Board reasonably determines curable) for at least ten (10) days following notice of such breach); (B) gross negligence or willful misconduct in the performance of or non-performance of his or her duties to the Company or its Affiliates; (C) breach of any of the Company’s or its Affiliates’ written policies or procedures in each case in any respect which causes or is reasonably expected to cause harm to the Company or any Affiliate; (D) commission, indictment, formal charge, or conviction of (or plea of guilty or nolo contendere to) a felony or a crime of moral turpitude (or the procedural equivalent of the foregoing); (E) commission of an act involving deceit, fraud, perjury or embezzlement involving the Company or its Affiliates or any client, customer, supplier or business relationship of the Company or any Affiliate; (F) repeatedly being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) which inhibits the performance of Participant’s duties to the Company or its Affiliates, or, while under the influence of such drugs or alcohol, engaging in inappropriate conduct during the performance of his or her duties to the Company or its Affiliates; or (G) failure to follow lawful directives of Participant’s supervisor, which failure remains uncured (to the extent the Board reasonably determines curable) for at least ten (10) days following initial notice of such failure. Any rights to cure that are expressly described in this definition will only be afforded for the initial occurrence of any purported grounds of Cause and Participant will not have any right (unless the Board otherwise determines) to cure such purported grounds. Except with respect to any member of the Board (in which case such member shall recuse himself/herself), any determination of whether Cause exists shall be made by the Board in its sole discretion.

(f) “CDI” means CHESS depositary interests (or any successor securities) over Common Stock, as defined by the operating rules of the settlement facility provided by ASX Settlement Pty Limited ACN 008 504 532.

(g) “Change in Control” means (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, (ii) the sale, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of the outstanding equity securities of the Company, (iii) the merger or consolidation of the Company with another Person, in each case in clauses (ii) and (iii) above under circumstances in w hich the holders of the voting power of outstanding equity securities of the Company, immediately prior to such transaction, are no longer, in the aggregate, the Beneficial Owners, directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding equity securities of the surviving or resulting corporation or acquirer, as the case may be, immediately follow ing such transaction. A sale (or multiple related sales) of one or more Subsidiaries (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a Change in Control.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in this Agreement to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(i) “Common Stock” means the Company’s common stock, as in effect from time to time.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(k) “Fair Market Value” means, as of any date, the fair market value of a share of Common Stock, as determined by the Board.

(l) “Listing Rules” means the listing rules of the financial market operated by ASX.

(m) “Permitted Transferee” means, with respect to Participant, (i) any person who is a “family member” of Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (ii) a trust solely for the benefit of Participant and his or her Immediate Family Members; (iii) a partnership or limited liability company whose only partners or stockholders are Participant and his or her Immediate Family Members; or (iv) any other transferee as may be approved either (A) by the Board or the Board in its sole discretion or (B) as provided in this Agreement.

(n) “Person” means any individual or entity, including a corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association, government or governmental agency or authority.

(o) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in this Agreement to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

27. Entire Agreement. This Agreement, the stockholders agreement or similar other agreement(s) or arrangement(s) (and such other agreements or arrangements referenced therein) constitute the entire understanding between Participant and the Company, and supersedes all other agreements, whether written or oral, with respect to the acquisition by Participant of Restricted Shares.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Restricted Shares Award Agreement to be duly executed by an officer thereunto duly authorized, and Participant hereunto sets his hand, all as of the day and year first above written.

KEYPATH EDUCATION INTERNATIONAL, INC.

By:	/s/ Peter Vlerick
Name:	Peter Vlerick
Its:	CFO

PARTICIPANT

By:	/s/ Steve Fireng
Name:	Steve Fireng
Address:

June 4, 2021

Steve Fireng

steve.fireng@keypathedu.com

Re: Keypath CDIs

Dear Steve:

As more fully described in that certain letter agreement to which you and Keypath Education Holdings, LLC are parties, dated as of April 25, 2021 (the “Letter Agreement”), upon Completion, all of your vested Incentive Units were exchanged for Keypath CDIs, and all unvested Incentive Units were cancelled in exchange for the right to receive a new award of Keypath CDIs subject to certain restrictions, on the terms and conditions of that certain Restricted Shares Award Agreement, dated as of April 30, 2021, to which you and Keypath Education International are parties (the “Award Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

Accordingly, you acknowledge and agree that as of the effective termination date of the Keypath Education Holdings, LLC 2017 Equity Incentive Plan (the “Prior Plan”), you held 6,000 vested Incentive Units (as such term is defined in the Prior Plan) and 1,000 unvested Incentive Units.

The 6,000 vested Incentive Units were deemed to have a Converted CDI Amount of $30,542,846 (Australian Dollars), which amount was calculated in accordance with the Conversion Formula set forth in the Letter Agreement. The IPO Price was $3.71 (Australian Dollars) per Keypath CDI. Therefore, the amount of Keypath CDIs you received in respect of your vested Incentive Units was 8,232,573.

The 1,000 unvested Incentive Units were deemed to have a Converted CDI Amount of $4,191,728 (Australian Dollars), which amount was calculated in accordance with the Conversion Formula set forth in the Letter Agreement. Therefore, subject to the Continuous Service Requirement and the vesting schedule described in the Award Agreement, you are entitled to receive 1,129,846 Keypath CDIs subject to certain restrictions in respect of your unvested Incentive Units.

Please acknowledge your acceptance of this supplemental letter by signing and dating this supplemental letter in the space provided below and returning it to the Company.

Sincerely,

/s/ Peter Vlerick
Peter Vlerick
CFO

ACKNOWLEDGED AND AGREED

THIS 7 DAY of JUNE, 2021

/s/ Steve Fireng
Steve Fireng

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